Exhibit 99.1

News Release

For Immediate Release 06/14/11

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Announces Public Offering of $150 Million Convertible Perpetual Preferred Stock

HOUSTON – June 14, 2011 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has commenced a public offering of approximately $150 million of convertible perpetual preferred stock. The underwriters for the offering will also have a 30-day option to purchase up to 225,000 additional shares of convertible perpetual preferred stock to cover any over-allotments. We intend to use a portion of the net proceeds on this offering to pay the cost of a capped call transaction to cover all shares convertible in this transaction and our outstanding preferred shares, 13.1 million shares. The capped call transaction can prevent any dilution of outstanding common shares as long as the share price is below $27.50.

The convertible perpetual preferred stock has a liquidation preference of $100 per share and will be convertible into shares of ATP common stock at a $22.20 conversion price. ATP intends to use the net proceeds from this offering to fund capital expenditures and for general corporate purposes.

The offering will be made under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”). This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus supplement and accompanying prospectus.

Credit Suisse Securities (USA) LLC will act as book-running manager for the offering. A copy of the preliminary prospectus supplement and related base prospectus for the offering may be obtained on the SEC website at http://www.sec.gov. Alternatively, the underwriter will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com

About ATP Oil & Gas Corporation

ATP Oil & Gas Corporation (ATP) is engaged in the development and production of oil and natural gas in the offshore Gulf of Mexico, Mediterranean Sea and the North Sea. ATP established itself as a deepwater operator in the Gulf of Mexico Garden Banks area with the subsea Ladybug wells in 2000. With its proven abilities in the utilization of subsea technologies, ATP is aggressively expanding its development activities internationally into the historically productive region of the North Sea and into the Mediterranean Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the company’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting ATP’s business. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in the company’s SEC filings.

# # #

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com
Page 2 of 2